UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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PROGENICS PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)

VELAN CAPITAL, L.P. ALTIVA MANAGEMENT INC. BALAJI VENKATARAMAN VIRINDER NOHRIA LTE PARTNERS, LLC LTE MANAGEMENT, LLC MELKONIAN CAPITAL MANAGEMENT, LLC RYAN MELKONIAN TERENCE COOKE DEEPAK SARPANGAL
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Velan Capital, L.P., together with the other participants named herein (collectively, the “Participating Stockholders”), has filed a preliminary proxy statement and accompanying GREEN proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes against the election of certain directors of Progenics Pharmaceuticals, Inc., a Delaware corporation (the “Company”), at the Company’s 2019 Annual Meeting of Stockholders.

Item 1: On May 8, 2019, the Participating Stockholders issued the following press release:

Velan Calls for Increased Transparency at Progenics Pharmaceuticals During Q1 Earnings Call

Filed Preliminary Proxy Materials Seeking Stockholder Support Against the Election of Peter J. Crowley and Michael D. Kishbauch at the Company’s 2019 Annual Meeting to Send a Clear Message that Meaningful Change is Required

Alpharetta, GA - May 8, 2019 /PRNewswire/ -- Velan Capital, L.P. (together with its affiliates, “Velan” or “we”), one of the largest stockholders of Progenics Pharmaceuticals, Inc. (“Progenics”, “you” or the “Company”)(NASDAQ:PGNX), today publicly called on the Company’s management team and Board of Directors (the “Board”) to increase the level of disclosure and transparency when Progenics reports first quarter results on May 9, 2019. Velan also announced that it filed a preliminary proxy statement and accompanying GREEN proxy card yesterday seeking stockholder support against the election of Peter J. Crowley and Michael D. Kishbauch at the Company’s 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to send a clear message that the status quo is no longer tenable and that meaningful change is required.

Velan believes that Progenics has long exhibited substandard disclosures on key matters, which become more vital as time and resources are squandered. Most recently, Mark Baker, Progenics’ Chief Executive Officer, refused to take time for investor questions after his presentation at the Needham Healthcare Conference in April 2019. Progenics stockholders deserve more, especially as the Board and senior management continue to underperform – which is why we are seeking stockholder support to hold certain members of the Board accountable at this year’s Annual Meeting.

Velan has issued a series of questions that it believes should be answered by Progenics:

AZEDRA

1.	Patient & Hospital/Facility Access. If AZEDRA was “commercialization ready” per the Company’s 2017 corporate goals as determined by the Board, why has it taken more than eight months from approval for a patient to be dosed? What did you tell hospitals and physicians while patients have waited for this product? How many eligible patients have you identified through the centers your sales representatives have engaged? Given the small number of high-volume use hospitals, how many P&T committees have you interacted with which now have approval/drug acceptance? Have any P&T committees chosen MIBG over AZEDRA or rejected AZEDRA? What are hospital/facility economics for those that choose AZEDRA vs. MIBG? Have you or will you take action to remove compounded MIBG from the market?
2.	Payors. Have any payors approved AZEDRA? How many payor plans have already completed a benefits check as a result of a patient being scheduled? Have any payors outright rejected AZEDRA?
3.	Manufacturing. At what time was the product commercially available from a manufacturing standpoint? Was it available after Progenics’ February 2019 facility acquisition or after its April 2019 agreement with International Isotopes? Which facility has supplied commercial product (if any) to date? Why did Progenics need this agreement given that you noted its facility is adequate in the Company’s February 2019 press release? Redundancy when a patient hasn’t been dosed seems excessive unless there is an issue you haven’t made shareholders aware of.
4.	Expectations. Please provide AZEDRA sales expectations for 2019. As investors, how do we gauge if AZEDRA is on track relative to management’s plan? Has AZEDRA’s delay impacted your perspective on its potential peak sales (since patients since July 2018 have likely continued to take compounded MIBG removing them from the pool of eligible AZEDRA patients for an extended period of time)?

5.	Intellectual Property. What IP covers AZEDRA beyond its FDA Orphan Drug Exclusivity given that nearly one year of this seven-year period has passed with no disclosed sales to date? Does the Company have a protection plan of which stockholders are unaware?
6.	Basket Trial. Have you discussed your approach with the FDA? If so, when was the discussion held and what was the FDA’s feedback?

MIP-1095

7.	What has been discussed with the FDA regarding MIP-1095? Has the Phase 2 trial design been agreed upon? Did you consider adding a monotherapy arm in the Phase 2 trial design?
8.	Is 2026 a reasonable assumption for MIP-1095’s launch per the Company’s disclosure in its 2018 10-K? The 2017 10-K noted 2025 as the expected timing of MIP-1095’s launch - should investors expect further delays?

Corporate

9.	What specific performance can the Company point to that explains the 80% and 100% performance metrics given by the Board relating to “maximize[ing] value of AZEDRA” and “increase[ing] value of pipeline”, respectively, as disclosed in its amended 2018 10-K, given that in 2018 AZEDRA went five months with no sales, 1404 failed its clinical trial and 1095 trial had not begun?
10.	If AZEDRA was “commercialization ready” and FDA-approved, why is the probability of MIP commercial milestone payment only 90% per your 2018 10-K disclosure? Is there another risk of which stockholders were not made aware?

Financial

11.	What is the cost of, and capacity covered by, the manufacturing arrangement with International Isotopes? Why have you not publicly disclosed this arrangement?
12.	How much will the MIP-1095 Phase 2 trial and AZEDRA basket trial cost?
13.	Why has the Company neither refinanced the Relistor non-recourse debt nor borrowed further against this valuable royalty stream to provide accretion (vs. management’s seeming preference for dilutive equity issuances)?

Investors and analysts have been asking many of these vital questions but have received little in the way of meaningful answers. Velan believes this lack of transparency, together with the Company’s persistent underperformance and concerning corporate governance actions, necessitates immediate change in the composition of the Board. Stockholders deserve more transparency and accountability.

Investor contacts:

Deepak Sarpangal

(415) 677-7050

campaign@velancapital.com

Okapi Partners LLC

Pat McHugh / Jason Alexander

(212) 297-0720

info@okapipartners.com

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Velan Capital, L.P., together with the other participants named herein (collectively, the “Participating Stockholders”), has filed a preliminary proxy statement and accompanying GREEN proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes against the election of certain directors of Progenics Pharmaceuticals, Inc., a Delaware corporation (the “Company”), at the Company’s 2019 Annual Meeting of Stockholders.

THE PARTICIPATING STOCKHOLDERS ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are Velan Capital, L.P. (“Velan”), Altiva Management Inc. (“Altiva”), Balaji Venkataraman, Virinder Nohria, LTE Partners, LLC (“LTE”), LTE Management, LLC (“LTE Management”), Melkonian Capital Management, LLC (“MCM”), Ryan Melkonian, Terence Cooke and Deepak Sarpangal.

As of the date hereof, Velan directly beneficially owns 6,030,000 shares of common stock of the Company (“Common Stock”). Altiva, as the general partner of Velan, may be deemed the beneficial owner of the 6,030,000 shares of Common Stock owned by Velan. Mr. Venkataraman, as the sole shareholder of Altiva, may be deemed the beneficial owner of the 6,030,000 shares of Common Stock owned by Velan. As of the date hereof, Mr. Nohria directly beneficially owns 110,000 shares of Common Stock. As of the date hereof, LTE directly beneficially owns 1,625,000 shares of Common Stock. MCM, as the sole investment advisor to LTE, may be deemed the beneficial owner of the 1,625,000 shares owned by LTE. LTE Management, as the sole manager of LTE, may be deemed the beneficial owner of the 1,625,000 shares owned by LTE. Mr. Melkonian, in his capacities as (i) the sole manager and majority member of LTE Management and (ii) the Chief Investment Officer, Managing Member and majority owner of MCM, may be deemed the beneficial owner of the 1,625,000 shares owned by LTE. As of the date hereof, neither of Terence Cooke or Deepak Sarpangal own beneficially or of record any securities of the Company.